Exhibit (a)(1)(P)
[FORM OF COMMUNICATION FROM P. STEVEN MELMAN TO ALL ELIGIBLE OPTION HOLDERS]

To:	Eligible Option Holders
From:	P. Steven Melman
Date:	August 4, 2008
Subject:	Extended Deadline for PDF Stock Option Exchange Program
Dear Eligible Participants,
As you know, on July 9, 2008, we extended the expiration date of our Stock Option Exchange Program such that it will not expire until 9 p.m. U.S. Pacific Time on August 18, 2008.
I am writing to remind you of this new deadline. Please note that this new deadline is effective for purposes of all of the relevant notices and forms provided to eligible participants in connection with the Stock Option Exchange Program, including the Election Form and the Notice of Withdrawal. Therefore, you may submit an Election Form or Notice of Withdrawal at any time prior to 9 p.m. U.S. Pacific Time on August 18, 2008, despite the deadline date set forth in those forms.
If you have any questions, please do not hesitate to call me at (408) 938-6445 or email me at stevem@pdf.com or tenderoffer@pdf.com.
Thank you
P. Steven Melman